UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 18, 2023

CATALYST PHARMACEUTICALS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-33057	76-0837053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

355 Alhambra Circle Suite 801 Coral Gables, Florida	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 420-3200

Not Applicable

Former Name or Former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Exchange on Which Registered	Ticker Symbol
Common Stock, par value $0.001 per share	NASDAQ Capital Market	CPRX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 19, 2023, Catalyst Pharmaceuticals, Inc. (the “Company”) announced the appointment of Richard J. Daly, 62, as its Chief Executive Officer (“CEO”), to become effective on January 1, 2024. The Company’s current CEO, Patrick J. McEnany, will continue to serve as the Company’s CEO until December 31, 2023 and, following his retirement as the Company’s CEO, will continue to serve on the Company’s Board of Directors (“Board”) as the non-executive Chairman of the Board. Mr. Daly, who has been a member of the Company’s Board since February 2015, will remain a member of the Board following his becoming CEO of the Company.

Mr. Daly has previously held distinguished positions in multinational corporations and at innovative biotech companies. Most recently, since January 2022, Mr. Daly has served as President of CARsgen Therapeutics Corporation. Prior to joining CARsgen, Mr. Daly served as Chief Operating Officer at Beyond Springs Inc. (from 2018 to 2022) and as CEO, President, and Chairman of Neuralstem, Inc., a publicly held biotechnology company specializing in central nervous system therapies based on neuronal stem cell technology (from 2016 to 2018).

Throughout his career, Mr. Daly has also held prominent leadership positions at leading global pharmaceutical companies, including serving as President of AstraZeneca’s U.S. diabetes subsidiary, leading all commercial and medical plans and objectives for a $1.2 billion revenue, 3,000-employee division, and the successful launch of an orphan rare disorder drug, Myalept, for the treatment of Lipodystrophy. Earlier, Mr. Daly served at Takeda and TAP Pharmaceuticals, a joint venture established between Takeda and Abbott Laboratories, where he held several senior leadership positions, including the Executive Vice President at Takeda Pharmaceutical North America and the Senior Vice President of Marketing at TAP Pharmaceuticals. He holds an MBA from the Kellogg School of Management at Northwestern University and a Bachelor of Science in Microbiology from the University of Notre Dame.

In connection with his appointment as the Company’s CEO, the Company’s Board of Directors has agreed that effective on his becoming CEO, Mr. Daly will receive the following as his compensation for his services as the Company’s CEO:

•	An annual base salary of $750,000, with eligibility for annual increases to base salary in subsequent years if such increases are approved by the Compensation Committee of the Board of Directors.

•	A cash bonus of up to 75% of his base salary based upon individual and Company performance metrics to be determined annually by the Compensation Committee of the Board of Directors.

Additionally, at a Board meeting held on October 18, 2023, Mr. Daly was granted (i) seven-year stock options to purchase 1,365,319 shares of the Company’s common stock at an exercise price of $13.30 per share (the closing price of the Company’s common stock on the date of grant), and (ii) 210,526 restricted stock units. The stock options and restricted stock units will vest in five equal annual installments, with the first installment vesting on January 1, 2025 and each year thereafter on the same date. Further, upon becoming the Company’s CEO, Mr. Daly will be designated as an executive officer and will be entitled to the benefits contained in the Company’s Executive Severance and Change in Control Plan, which provides certain benefits to designated employees in the event that they are terminated without “Cause” (as defined in that plan), if they were to terminate their employment with the Company for “Good Reason” (as defined in that plan), or in the event of a “Change in Control” (as defined in that plan).

Finally, Mr. Daly will become a consultant to the Company on December 1, 2023 so that he and Mr. McEnany can work together for the month prior to Mr. Daly becoming the Company’s CEO, with the goal of making Mr. Daly’s transition to becoming the Company’s CEO as seamless as possible.

On October 19, 2023, the Company issued a press release announcing Mr. Daly’s appointment as CEO of the Company effective January 1, 2024. A copy of the Company’s press release announcing his appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by the Company on October 19, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Catalyst Pharmaceuticals, Inc.

By:	/s/ Alicia Grande
Alicia Grande
Vice President, Treasurer and CFO

Dated: October 20, 2023

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